Exhibit 4.13

Series F Debenture -


NEITHER THIS 7% SERIES F ADDITIONAL PIK CONVERTIBLE DEBENTURE DUE MAY 31, 1999 (THE "DEBENTURE"), THE ADDITIONAL DEBENTURES ("ADDITIONAL DEBENTURES") NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS DEBENTURE OR ANY ADDITIONAL DEBENTURE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND NEITHER THIS DEBENTURE NOR ANY ADDITIONAL DEBENTURE NOR SUCH SHARES MAY BE SOLD, ENCUMBERED OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT, AND, IF AN EXEMPTION SHALL BE APPLICABLE, THE HOLDER SHALL HAVE DELIVERED AN OPINION OF LEGAL COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.




                                UNSI Corporation

                Series F 7% Additional PIK Convertible Debenture
                                Due May 31, 1999

$__________                                                  New York, New York
                                                                   May 31, 1996



         UNSI Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), for value received, hereby promises to pay to the order of ______________ or registered assigns (the "Registered Holder"), the principal sum of ______________________ Dollars ($_________) on May 31, 1999 or such earlier date as may be applicable pursuant to Article 2 of this Debenture (the "Maturity Date"). Simple interest shall accrue on the unpaid principal amount of this Debenture from the date hereof until Maturity (computed on the basis of a 365 day year, using the number of days actually elapsed) at the rate of seven (7%) percent per annum, and shall be payable in arrears on May 31 of each year, commencing May 31, 1997 and at Maturity. Payments of principal and interest shall be made at the Payment Address (as such term is defined herein) in lawful money (except as otherwise provided herein) of the United States of America.

                  This Debenture is one of an authorized issue of the Company's Series F 7% Additional PIK Convertible Debentures due May 31, 1999 (the "Debentures"), issued pursuant to Article 1 of the Prior Debentures (as defined) in satisfaction of the interest payment obligation that

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has accrued on the Prior Debentures from June 1, 1995 through May 31, 1996. The term "Prior Debentures" refers to the 7% Pay-In-Kind Convertible Debentures due May 31, 1999 issued as of June 1, 1994 pursuant to the Private Placement Memorandum dated as of April 5, 1994, as amended (the "Memorandum"). Except as specifically stated herein or as the context otherwise requires, the term "Debentures" shall include the Debentures, the Prior Debentures, the Series E Debentures dated May 31, 1995 and the Additional Debentures (as such term is defined in the Prior Debentures).


                                   ARTICLE 1

              The Company's Right to Deliver Additional Debentures
                 in Lieu of Cash in Payment of Accrued Interest

(a) Delivery of Additional Debentures in Payment of Accrued Interest. At the option of the Company, any interest accruing on the Debentures may be paid in Additional Debentures in the manner set forth below; provided, however, that no Additional Debenture may be issued in satisfaction of any interest payment made less than one hundred eighty (180) days prior to May 31, 1999. The Additional Debentures shall be in the same form as the Debentures provided, however, that the Additional Debentures shall (i) bear interest at the greater of seven percent (7%) per annum or the then applicable federal rate for debt instruments (compounded annually) with the maturity of the applicable Additional Debenture;
(ii) bear interest from the issuance date of such Additional Debentures (i.e., the applicable interest payment date) and not from the date hereof; and (iii) shall contain such other terms and conditions (or eliminate terms and conditions contained herein) as the Company, in good faith, determines is appropriate.

(b) Election to Deliver Additional Debentures. The Company may exercise its option to deliver Additional Debentures in payment of all or any part of such accrued interest by notice to the Registered Holders of the Debentures on the applicable interest payment date, which notice shall be dated not later than applicable interest payment date, shall state that the Company has elected to deliver Additional Debentures in lieu of cash payment of all or part of such accrued interest and shall be accompanied by the Additional Debentures and a check in payment of any part of the accrued interest being paid in cash.

(c) Amount of Additional Debentures Deliverable. The principal amount of Additional Debentures deliverable pursuant to this Article 1 shall be equal to the amount of interest payable on this Debenture on the applicable interest payment date less the amount of interest paid in cash (if any) on this Debenture on such interest payment date.

(d) Payment of Interest in Cash or Additional Debentures. The Company may pay all or any part of accrued interest on this Debenture by delivery of Additional Debentures. Any payment of interest made partly in cash and partly in Additional Debenture shall be made pro rata to each Registered

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Holder of the Debentures on the applicable interest payment date; provided, however, that if the Company has not satisfied any condition to the issuance of Additional Debentures to any particular Registered Holder(s) as required under paragraph (e) of this Debenture, then the Company shall pay interest wholly in cash to such Registered Holder(s).

(e) Conditions to Delivering Additional Debentures. The right of the Company to deliver Additional Debentures pursuant to this Article 1 with respect to any payment of interest to any Registered Holder shall be subject to the conditions that (i) the Additional Debentures shall have been registered or qualified or, in the opinion of counsel to the Company, exempt from registration or qualification under federal securities laws; and (ii) the Additional Debentures and shares of Common Stock issuable upon conversion of such Additional Debentures have been duly authorized and would, upon issuance, be validly issued, fully paid and non-assessable.


                                   ARTICLE 2

                            Default and Acceleration

                  If the Company shall fail to pay the principal of, or interest on, the Debentures as and when due and payable, then, the Registered Holders of at least fifty (50%) percent of the then outstanding principal amount of Debentures (inclusive of the principal amount outstanding on the Prior Debentures, the Series E Debentures and the Additional Debentures) may, by written notice to the Company, declare the principal amount of all of the Debentures (including the Prior Debentures, the Series E Debentures and the Additional Debentures), together with all interest thereon, to be forthwith due and payable, whereupon, unless such default in payment is cured within 30 days of the date such notice is given, the date of such notice shall become the new Maturity Date and the principal amount of all of the Debentures (including the Prior Debentures, the Series E Debentures and the Additional Debentures) and all such interest shall become and be forthwith due and payable without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Company.


                                   ARTICLE 3

                           Conversion of Debentures.

(a) Optional Conversion of Debentures. Subject to and upon compliance with the provisions of this Article 3, the Registered Holder of this Debenture shall have the right, at such Holder's option, at any time prior to 5:00 P.M., New York City time on May 31, 1999 to convert the unpaid principal amount of this Debenture into fully paid and nonassessable shares of Common Stock of the Company. Shares of Common Stock issuable upon conversion of this Debenture, the Prior

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Debentures, the Series E Debentures and all Additional Debentures shall be referred to herein as "Debenture Shares."

(b) Exercise of Conversion Privilege; Issuance of Common Stock on Conversion.

         (i) In order to exercise the optional conversion privilege, the holder of this Debenture shall surrender the Debenture at the address of the Company specified herein, and together with notice specifying the portion of the principal amount of this Debenture which the Registered Holder elects to convert. The number of shares of Common Stock issuable upon conversion shall be determined by dividing the amount of principal being converted by the conversion price in effect at such time. Such Registered Holder shall thereupon be deemed the holder of the shares of Common Stock so issued, and the principal amount on the Debenture, to the extent so converted, shall be deemed to have been paid in full. If a Debenture shall have been converted in part, the Registered Holder shall be entitled to a new Debenture representing the unpaid principal balance of such Debenture remaining after deducting the principal amount of the Debenture converted.

         (ii) As promptly as practicable after the surrender of such Debenture and the receipt of such notice, the Company shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full shares issuable upon the conversion of such Debenture or portion thereof in accordance with the provisions of this Article
3. The person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon conversion shall be deemed to have become on said conversion date the holder of record of the shares represented thereby.

         (iii) Any accrued but unpaid interest with respect to a Debenture converted pursuant to this Article 3 shall be paid upon such conversion, either in cash or, in lieu of cash, in such number of shares of the Company's Common Stock as equals the interest payment due at the date of conversion divided by the conversion price in effect on such date.

(c) No Cash Payments in Lieu of Fractional Shares. No fractional shares of stock or scrip representing fractional shares shall be issued upon conversion of Debentures. In the event the conversion of any Debenture would result in the issuance of a fractional share, the number of shares issuable upon such conversion shall be rounded up to the nearest whole share. If more than one Debenture shall be surrendered for conversion at one time by the same holder, the number of full shares which shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Debentures (or specified portions thereof to the extent permitted hereby) so surrendered.

(d) Conversion Price. The conversion price shall be $.4524 per share, subject to adjustment as provided herein.


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(e) Adjustment of Conversion Price.  The conversion price shall be adjusted from time to time as follows:

         (i) In case the Company shall on any one or more occasions after the date of the Memorandum (1) pay a dividend or make a distribution in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class) to all holders of its Common Stock, (2) subdivide its outstanding Common Stock, or (3) combine its outstanding Common Stock into a smaller number of shares, the conversion price in effect immediately prior thereto shall be adjusted so that the holder of any Debenture thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Company which he would have owned or have been entitled to receive after the happening of any of the foregoing events had such Debenture been converted immediately prior to the happening of such event. Any adjustment made pursuant to this subparagraph (e)(i) of this Article 3 shall become effective immediately after the record date in the case of a dividend or distribution or the effective date in the case of a subdivision or combination. If, as a result of an adjustment made pursuant to this subparagraph (e)(i) of this Article 3, the holder of any Debenture thereafter surrendered for conversion shall become entitled to receive shares of two (2) or more classes of capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written statement delivered to the Registered Holders of the Debentures at their respective Payment Addresses) shall determine the allocation of the adjusted conversion price between or among shares of such classes of capital stock.

         (ii) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least two percent (2%) in such price; provided, however, that any adjustments which by reason of this subparagraph (e)(ii) of this Article 3 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments under this Article 3 shall be made to the nearest whole share. Anything in this Article 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the conversion price, in addition to those required by this Article 3, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its stock holders shall not be taxable.

         (iii) Whenever the conversion price is adjusted as herein provided, the Company shall promptly deliver to the holders of the Debentures at their respective Payment Addresses, a certificate certified by the Company's principal financial and/or accounting officer setting forth: (1) the conversion price after such adjustment; (2) a brief statement of the facts requiring such adjustment; and (3) the date such adjustment becomes effective.

(f) Reclassification, Reorganization or Merger. In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company, or in case

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of any consolidation or merger of the Company with or into another corporation
(other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock or the class issuable upon conversion of this Debenture) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holder of this Debenture shall have the right thereafter by converting this Debenture, to acquire the kind and amount of shares of stock and other securities and property receivable upon such event by a holder of the number of shares of Common Stock which might have been acquired upon conversion of this Debenture immediately prior to such event. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Debenture.

                                   ARTICLE 4

                 Registration under the Securities Act of 1933.

(a) Piggyback Registration Rights. During the period commencing as of the date hereof through May 31, 1999, the Company shall advise the Registered Holder of this Debenture or the Debenture Shares or any then holder of the Debenture or Debenture Shares (such persons being collectively referred to herein as "holders") by written notice at least two weeks prior to the filing of any registration statement under the Act (other than a registration statement on Form S-4, Form S-8 or subsequent similar forms) that the Company intends to file a registration statement covering securities of the Company and will upon the request of any such holder, include in any such registration statement such information as may be required to permit a public offering of the Debenture Shares; provided, however, that if the registration statement relates to a public offering by the Company of its securities and any managing underwriter advises the Company that it believes the inclusion in the offering of securities being sold by the holder would adversely affect the ability of the Company to complete the public offering, then the holder will agree to reduce the number of Debenture Shares to be registered to a number of shares which, when aggregated with all other Debenture Shares (with such reductions to be made pro rata by Debenture Shareholders) shall be not less than ten percent (10%) of the number of shares being offered by the Company and the holder will further agree not to make any sales of the securities so included for a period of ninety (90) days from the effective date of such registration statement. The Company shall keep such registration statement current for a period of up to nine (9) months from the conclusion of such ninety (90) day period; provided, however, that the Company shall not be required to keep the registration statement effective beyond the date after which the registration statement must be amended to include updated audited financial statements. The Company shall supply prospectuses, qualify the Debenture and the Debenture Shares for sale in such states as such holder reasonably

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requests and furnish indemnification in the manner as set forth in of this
Article 4. Such holders shall furnish information and indemnification in the manner set forth in of this Article 4.

(b) Other Provisions Pertaining to Registration Rights. The following provision of this Article 4 shall also be applicable:

         (i) Within twenty (20) business days after receiving any such notice pursuant to paragraph (a) of this Article 4, the Company shall give notice to the other holders of Debentures and Debenture Shares, advising that the Company is proceeding with such registration and offering to include therein the Debenture Shares of such other holders, provided that they shall furnish the Company with such appropriate information (relating to the intentions of such holders) in connection therewith as the Company shall request in writing. Following the effective date of such registration statement, the Company shall, upon the request of any holder of Debentures and/or Debenture Shares, forthwith supply such number of prospectuses meeting the requirements of the Act as shall be requested by such holder to permit such holder to make a public distribution of all Debenture Shares from time to time offered or sold by such holder, provided that such holder shall from time to time furnish the Company with such appropriate information (relating to the intentions of such holder) in connection therewith as the Company shall request in writing. The Company shall also use its best efforts to qualify the Debenture Shares for sale in such states as the holders shall reasonably request.

         (ii) The Company shall bear the entire cost and expense of any registration of securities initiated by it under paragraphs (a) and (b) of this
Article 4. Any holder whose Debenture Shares are included in any such registration statement pursuant to this Article 4 shall, however, bear the fees of his own counsel and accountants and any transfer taxes or underwriting discounts or commissions applicable to the Debenture Shares sold by him pursuant thereto.

         (iii) The Company shall indemnify and hold harmless each such holder from and against any and any losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereto or any registration statement under the Act or any prospectus included therein required to be filed or furnished by reason of this Article 4 or any application or other filing under any state securities law caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to which such holder may become subject under the Act, the Securities Exchange Act of 1934, as amended, or other Federal or state statutory law or regulation, at common law or otherwise, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission which is based upon information furnished or required to be furnished to the Company by any such holder or any underwriter expressly for use therein; provided, however, that any such holder shall at the same time indemnify the Company, its directors, each officer signing the related registration statement, each person, if any, who controls the Company within the meaning of such Act and each other Holder,

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from and against any and all losses, claims, damages and liabilities caused by any untrue statement of a material fact contained in any registration statement or any prospectus required to be filed or furnished by reason of this Article 4 or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission is based upon information furnished to the Company by any such holder expressly for use therein.

         (iv) Neither the giving of any notice by any such majority holder nor the making of any request for prospectuses shall impose any upon such majority holder or owner making such request any obligation to sell any Debentures or Debenture Shares, or exercise any Debentures.

(c) Continuing Nature of Obligation. The Company's agreements with respect to the Debentures or Debenture Shares in this Article 4 shall continue in effect regardless of the conversion and surrender of this Debenture.


                                   ARTICLE 5

                                 Miscellaneous

(a) Notice to Company. Notice shall be given to the Company by certified mail, return receipt requested. Notices to the Company shall be addressed to UNSI Corporation, c/o Forstmann-Leff Associates, Inc, 55 East 52nd Street, New York, New York 10055, Attention: Peter A. Lusk, Chairman of the Board, or such other address as the Company may, from time to time advise the Registered Holders. Notices to Registered Holders shall be addressed to their respective Payment Addresses and shall be given by certified mail, return receipt requested. Notices shall be deemed given on the date mailed.

(b) Governing Law. This Debenture shall be governed by the laws of the State of New York applicable to agreements executed and to be performed wholly within such state.

(c) Rights of Debenture Holder. Nothing in this Debenture shall be construed to modify, amend or limit in any way the right of any holder of this Debenture to bring an action against the Company in the event the Company fails to pay principal of and interest on this Debenture when due, and if the holder of this Debenture shall be required to commence a legal proceeding to enforce payment of this Debenture, the Company shall pay the holder's reasonable legal fees and expenses.

(d) Register. The Company shall keep at its principal office a register in which the Company maintains a list of names and addresses of the holders of the Debentures, (and any subsequent transfer or assignment) (the "Payment Addresses")and shall provide for the registration of transfer of Debentures. Until otherwise advised by the Registered Holder of this Debenture in accordance

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with paragraph (a) of this Article 5, the Company may treat the person in whose name this Debenture is registered as the Registered Holder of such Debenture for the purpose of receiving payment of principal and interest on such Debenture, and for all other purposes relating to this Debenture.


                                             UNSI CORPORATION


                                             By:
                                                ------------------------------
                                                Peter A. Lusk, Chairman of the
                                                Board of Directors



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                              NOTICE OF CONVERSION


                       [To be Signed Only Upon Conversion
                         of Part or All of Debentures]


                                UNSI CORPORATION


                                            The undersigned, the holder of the
foregoing Debenture, hereby surrenders such Debenture for conversion into shares of Common Stock of UNSI CORPORATION to the extent of $_____________ * unpaid principal amount of due on such Debenture, and requests that the certificates for such shares be issued in the name of __________________, and delivered to __________________, whose address is ___________________.



DATED:



-----------------------------------------
                                               (Signature)

                                              (Signature must conform in all
respects to name of holder as specified on the face of the Debenture.)


* Insert here the unpaid principal amount of the Debenture (or, in the case of a partial conversion, the portion thereof as to which the Debenture is being converted). In the case of a partial conversion, a new Debenture will be issued and delivered, representing the unconverted portion of the unpaid principal amount of this Debenture, to or upon the order of the holder surrendering such Debenture.


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